AMENDMENT NO. 1 TO THE

CERTIFICATE OF DESIGNATION, PREFERENCE AND RIGHTS
OF SERIES A PREFERRED STOCK
OF ABT HOLDINGS, INC.

ABT HOLDINGS, INC., an Idaho corporation (the "Corporation"), pursuant to the provisions of 30-29-1006 of the Idaho General Business Corporations Law, does hereby certify that:

First: The name of the Corporation is ABT Holdings, Inc.

Second: Section 1 of the Certificate of Designation is hereby amended and restated so that it reads as follows:

1. **Number of Shares; Stated Value and Dividends.** The Corporation hereby designates twenty five million (25,000,000) shares of the authorized shares of preferred stock as Series A Preferred Stock. The stated value of the Series A Preferred Stock shall be par value, $0.001.

Third: The foregoing Amendment of the Certificate of Designation was duly authorized by the Board of Directors of the Corporation and by the written consent of the holders of a majority of the shares of Series A Preferred Stock and common stock in the manner required by the Idaho General Business Corporations Law and by the Company's Articles of Incorporation, as amended.

IN WITNESS WHEREOF, the undersigned have executed this Amendment on behalf of the Corporation this 7 day of October 2016.

ABT HOLDINGS, INC.

By: ______________________________
Shahan Ohanessian
President and Chief Executive Officer

IDAHO SECRETARY OF STATE
10/11/2016 05:00
CK:PREPAID CT:1154 BH:1550244
1@ 30.00 = 30.00 AMEND PROF #2